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Exhibit 99.1

ITG Releases July 2003 Trading Statistics

        NEW YORK, NY, August 4, 2003—Investment Technology Group, Inc. ("ITG") (NYSE: ITG) today announced that U.S. trading volume was 1.5 billion shares for the month ended July 25, 2003, averaging 80 million shares per day. This compares to 1.6 billion shares (78 million per day) in June 2003 and 2.1 billion shares (112 million per day) in July 2002.

        For the month ended July 25, 2003, U.S. trading volumes were 651 million shares for POSIT®, 612 million shares for Client-Site Trading Products, and 259 million shares for the Electronic Trading Desk. This data excludes all operations outside the United States and excludes statistics for Hoenig & Co., Inc., which ITG acquired on September 3, 2002. There were 19 trading days in July 2003, compared to 20 trading days in June 2003 and 19 trading days in July 2002.

        Monthly volume statistics are preliminary and, accordingly, may be revised in subsequent updates and public filings. Volume statistics are posted on ITG's web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	POSIT	Client Site Trading Products	Electronic Trading Desk	Total U.S. Volume	Average U.S. Daily Volume
July:	19	651,070,469	612,463,601	259,140,279	1,522,674,349	80,140,755
Year-to-Date:	142	3,623,837,845	5,036,402,138	2,104,768,778	10,765,008,761	75,809,921

Boston    •    Dublin    •    Hong Kong    •    London    •    Los Angeles    •    Melbourne    •    New York    •    Sydney    •    Tel Aviv    •    Toronto

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About ITG

        ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG's services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world's largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG's leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

        In addition to historical information, this press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management's expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company's ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission and available on the company's web site.

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ITG Releases July 2003 Trading Statistics